EXHIBIT 99.1

Stacey Dwyer, EVP
1901 Ascension Blvd., Suite 100, Arlington, TX 76006
817-856-8200
November 12, 2003

D.R. HORTON, INC. REPORTS A 69% INCREASE IN FOURTH QUARTER NET INCOME AND A YEAR-END RECORD $3.7 BILLION BACKLOG AT SEPTEMBER 30, 2003

Fourth Quarter Highlights

•	Net income increased 69% to $230.7 million

•	Diluted earnings per share increased 59% to $1.46

•	Consolidated revenue increased 32% to $2.9 billion

•	Net sales orders increased 21% to $2.4 billion (10,114 homes)

Fiscal Year 2003 Highlights

•	Net income increased 55% to $626.0 million

•	Diluted earnings per share increased 43% to $4.10

•	Consolidated revenue increased 30% to $8.7 billion

•	Sales contract backlog increased 29% to $3.7 billion (15,488 homes)

•	Stockholders’ equity increased 34% to $3.0 billion

•	Homebuilding debt to total capitalization (net of cash) improved to 40.0% from 51.3%

•	Cash flows from operations of more than $400 million and “dry powder” of $1.3 billion

ARLINGTON, TEXAS – D.R. Horton, Inc. (NYSE:DHI) Wednesday (November 12, 2003), reported the highest quarterly earnings in Company history. Net income for the fourth quarter increased 69% to $230.7 million ($1.46 per diluted share), from $136.4 million ($0.92 per diluted share) for the same quarter of fiscal 2002. Fourth quarter consolidated revenue increased 32% to $2.9 billion, from $2.2 billion in the fourth quarter of fiscal 2002. Homebuilding revenue for the quarter increased 32% to $2.8 billion (11,527 homes closed), compared to $2.1 billion (9,554 homes closed) for the year ago quarter.

For the fiscal year ended September 30, 2003, net income increased 55% to $626.0 million ($4.10 per diluted share), compared to $404.7 million ($2.87 per diluted share) for fiscal 2002. Consolidated revenue for the year increased 30% to $8.7 billion, from $6.7 billion for fiscal 2002. Homebuilding revenue for the year increased 29% to $8.6 billion (35,934 homes closed), compared to $6.6 billion (29,761 homes closed) for fiscal 2002.

The Company’s backlog of homes under contract at September 30, 2003 was a fiscal year-end record $3.7 billion (15,488 homes), up 29% from $2.8 billion (12,697 homes) at September 30, 2002. As previously reported, net sales orders for the fourth quarter were $2.4 billion (10,114 homes), an increase of 21% compared to $2.0 billion (8,665 homes) for the same quarter of fiscal 2002. Net sales orders for fiscal year 2003 increased 33% to $9.2 billion (38,725 homes), compared to $6.9 billion (31,491 homes) for fiscal 2002.

The Company expects diluted earnings per share for the quarter ended December 31, 2003 to be in the range of $0.90 to $0.95 (approximately 158.0 million diluted shares). The Company expects diluted earnings per share for fiscal year 2004 to be in the range of $4.50 to $4.60 (approximately 158.0 million diluted shares), based on projected revenues of approximately $9.5 to $9.7 billion (between 41,000 and 42,000 homes closed).

The Company will host a conference call Thursday, November 13th at 10:00 a.m. EST. The dial-in number is 800-374-9096. The call will also be webcast from www.drhorton.com on the “Investor Relations” page.

Donald R. Horton, Chairman of the Board, said, “We are pleased to conclude our 26th year of consecutive growth in earnings and revenues with a very strong balance sheet. Our shareholders’ equity grew 34% to $3.0 billion, which is an incredible number compared to the $3,000 of beginning equity in 1978. Our $3.0 billion equity base contributed to our record low homebuilding net debt to cap of 40%. Strong earnings and controlled internal growth generated positive free cash flow this year, and we finished the year with $583 million in cash and $709 million available on our revolver, for a total of approximately $1.3 billion in ‘dry powder.’

“We ended the year on an extremely positive note with a 21% organic increase in our fourth quarter sales and strong sales performances in all of our states. Our double-digit sales increase and our record $3.7 billion backlog position us to make fiscal year 2004 our 27th year of record earnings and revenues.”

Founded in 1978, D.R. Horton, Inc. is engaged in the construction and sale of high quality homes designed principally for the entry-level and first time move-up markets. D.R. Horton currently builds and sells homes under the D.R. Horton, Cambridge, Continental, Dietz-Crane, Dobson, Emerald, Melody, Milburn, Schuler, Stafford, Torrey, Trimark, and Western Pacific names in 20 states and 47 markets, with a geographic presence in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release relate to the Company’s expected earnings per share for the quarter ending December 31, 2003 and the 2004 fiscal year, expected fiscal year 2004 revenues and the expectation of another record year in fiscal year 2004 due to the Company’s double digit sales incease and record $3.7 billion sales contract backlog. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; governmental regulations and environmental matters; changes in income tax laws affecting mortgage interest deductibility; the Company’s substantial leverage; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to integrate acquisitions and successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect its other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS:www.DRHORTON.com

D.R. HORTON, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months ended September 30,		Fiscal year ended September 30,
	2002	2003	2002	2003
	(In millions, except per share amounts)
Homebuilding:
Revenues
Home sales	$2,119.3	$2,781.0	$6,529.6	$8,334.1
Land/lot sales	15.2	28.9	95.6	218.0

	2,134.5	2,809.9	6,625.2	8,552.1

Cost of sales
Home sales	1,708.3	2,191.6	5,282.1	6,621.2
Land/lot sales	12.3	22.4	82.3	184.6

	1,720.6	2,214.0	5,364.4	6,805.8

Gross profit
Home sales	411.0	589.4	1,247.5	1,712.9
Land/lot sales	2.9	6.5	13.3	33.4

	413.9	595.9	1,260.8	1,746.3

Selling, general and administrative expense	201.8	242.6	646.8	817.0
Interest expense	0.8	3.1	6.0	5.2
Other expense	13.0	6.4	16.9	9.4

Operating income from homebuilding	198.3	343.8	591.1	914.7

Financial services:
Revenues	35.9	52.3	113.6	176.0
Selling, general and administrative expense	19.5	28.7	67.8	98.3
Interest expense	2.0	2.2	5.5	7.4
Other (income)	(5.5)	(6.9)	(16.1)	(23.2)

Operating income from financial services	19.9	28.3	56.4	93.5

Income before income taxes	218.2	372.1	647.5	1,008.2
Provision for income taxes	81.8	141.4	242.8	382.2

Net income	$136.4	$230.7	$404.7	$626.0

Amounts per share—basic:
Net Income	$0.93	$1.49	$3.01	$4.21

Weighted average number of shares	146.5	155.2	134.3	148.5

Amounts per share—diluted:
Net Income	$0.92	$1.46	$2.87	$4.10

Weighted average number of shares	148.8	157.8	141.6	153.0

Other Consolidated Financial Data
Interest amortized to home and land/lot cost of sales	$46.6	$74.7	$136.1	$219.4

Depreciation and amortization	$14.2	$11.8	$32.8	$41.8

Interest incurred	$59.2	$62.2	$204.3	$246.9

D.R. HORTON, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	As of September 30,
	2002	2003
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$92.1	$542.4
Inventories:
Finished homes and construction in progress	2,035.2	2,464.6
Residential lots—developed and under development	2,297.6	2,506.2
Land held for development	10.3	6.5
Consolidated land inventories not owned	—	105.0

	4,343.1	5,082.3
Property and equipment (net)	71.9	81.7
Other assets	430.4	436.7
Excess of cost over net assets acquired (net)	579.2	578.9

	5,516.7	6,722.0
Financial services:
Cash and cash equivalents	12.2	40.5
Mortgage loans held for sale	464.1	485.5
Other assets	24.5	31.4

	500.8	557.4

	$6,017.5	$7,279.4

LIABILITIES
Homebuilding:
Accounts payable and other liabilities	$834.0	$1,131.9
Notes payable	2,487.0	2,565.2

	3,321.0	3,697.1
Financial services:
Accounts payable and other liabilities	14.3	17.1
Notes payable	391.4	398.0

	405.7	415.1

	3,726.7	4,112.2

Minority interests	20.9	135.9

STOCKHOLDERS’ EQUITY
Common stock	1.5	1.6
Additional capital	1,349.6	1,581.7
Unearned compensation	(4.4)	(2.2)
Retained earnings	923.2	1,509.1
Treasury stock (at cost)	—	(58.9)

	2,269.9	3,031.3

	$6,017.5	$7,279.4

D.R. HORTON, INC.

($’s in millions)

	NET SALES ORDERS

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2002		2003		2002		2003
	Units	$’s	Units	$’s	Units	$’s	Units	$’s
Mid-Atlantic	910	$188.1	928	$203.7	3,381	$700.2	3,594	$780.8
Midwest	515	123.4	613	168.0	1,909	464.4	2,067	553.6
Southeast	1,038	178.4	1,214	240.3	3,718	617.0	4,528	863.3
Southwest	3,206	547.8	4,138	690.1	12,743	2,131.5	15,699	2,614.7
West	2,996	958.7	3,221	1,103.9	9,740	2,972.8	12,837	4,349.9

	8,665	$1,996.4	10,114	$2,406.0	31,491	$6,885.9	38,725	$9,162.3

	HOMES CLOSED

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2002		2003		2002		2003
	Units	$’s	Units	$’s	Units	$’s	Units	$’s
Mid-Atlantic	934	$194.6	1,004	$211.1	2,950	$625.7	3,245	$674.8
Midwest	588	155.2	667	178.0	1,911	488.7	2,002	513.2
Southeast	997	166.2	1,349	254.1	3,513	595.8	4,374	773.9
Southwest	3,888	644.4	4,271	703.6	11,859	1,997.3	14,209	2,381.5
West	3,147	958.9	4,236	1,434.2	9,528	2,822.1	12,104	3,990.7

	9,554	$2,119.3	11,527	$2,781.0	29,761	$6,529.6	35,934	$8,334.1

SALES CONTRACT BACKLOG

	As of September 30,
	2002		2003
	Units	$’s	Units	$’s
Mid-Atlantic	1,253	$264.8	1,602	$370.9
Midwest	916	238.5	981	278.9
Southeast	1,669	274.7	1,823	364.1
Southwest	5,186	887.8	6,676	1,120.9
West	3,673	1,159.4	4,406	1,518.6

	12,697	$2,825.2	15,488	$3,653.4